EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEDGENICS, INC.

The Certificate of Incorporation of Medgenics, Inc. was duly filed with the Delaware Secretary of State on January 27, 2000 and Amended and Restated Certificates of Incorporation of Medgenics, Inc. were duly filed with the Delaware Secretary of State respectively on February 9, 2000, May 4, 2000, March 22, 2001, October 3, 2002 and March 31, 2006.  This Amended and Restated Certificate of Incorporation of Medgenics, Inc. was duly adopted in accordance with Sections 242 and 245 and by the written consent of the holders of issued shares of capital stock in the corporation (“Stockholders”) in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is: Medgenics, Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle. The name of the corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time, or any successor thereto (the “DGCL”).

ARTICLE IV
AUTHORIZED STOCK

The total number of shares of all classes of stock which the corporation shall have authority to issue is 500,000,000 all of which shall be shares of common stock, $0.0001 par value per share.

ARTICLE V
BY-LAWS

(a)
In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend, or repeal the by-laws of the corporation at any meeting of the board of directors of the corporation. Notwithstanding the foregoing, no amendment to the by-laws adopted by the board of directors of the corporation may vary or conflict with the by-laws adopted at the date of this Amended and Restated Certificate of Incorporation or any subsequent amendment adopted by Stockholders in accordance with the by-laws.  By-laws, whether made or altered by the Stockholders or by the board of directors of the corporation, shall be subject to alteration or repeal by the Stockholders as provided in the by-laws.

(b)	The second sentence of clause (a) of this Article V shall cease to apply with immediate effect from the date that:

(i)	any shares of capital stock of the corporation become listed on a United States national securities exchange or authorized for quotation on the NASDAQ Stock Market; or

(ii)
the corporation no longer has any shares of its capital stock listed or admitted to trading on the Official List of the United Kingdom Listing Authority or on AIM (as defined in Article XI(a)(iii) below), or any successor to either of them.

ARTICLE VI
WRITTEN BALLOTS

Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE VII
AMENDMENTS

The corporation reserves the right to amend, alter, change, or repeal any provision of this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights at any time conferred upon the Stockholders by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article VII provided that no amendment, alteration, change or repeal may be made to Article XI or this Article VII without the affirmative vote of the holders of at least seventy-five per cent. (75%) of the outstanding capital stock of the corporation, entitled to vote and whose votes are cast in relation to the resolution proposing such amendment, alteration, change or repeal.

ARTICLE VIII
INDEMNIFICATION

(a)
Any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or by reason of the fact that he or she was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified (and the corporation shall advance expenses incurred in connection with the defense of such actions, suits or proceedings) to the full extent now or hereafter permitted by law.

(b)
Any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a non-officer employee or an agent of the corporation, or by reason of the fact that he or she is or was serving at the request of the corporation as a non-officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified (and the corporation may advance expenses incurred in connection with the defense of such actions. suits or proceedings) to the full extent now or hereafter permitted by law.

(c)
The right of indemnification and advancement of expenses under this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Stockholders or disinterested directors or otherwise.

(d)
The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability.

(e)
Any repeal or modification of the foregoing provisions of this Article VIII by the Stockholders shall be prospective only and shall not adversely affect any right or protection of any person existing at the time of such repeal or modification for or with respect to any acts of omission of such person occurring prior to such repeal or modification.

ARTICLE IX
PERSONAL LIABILITY OF DIRECTORS

To the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director.  Notwithstanding anything else in this Amended and Restated Certificate of Incorporation, any repeal or modification of this Article IX by the Stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification. Nothing herein shall limit or otherwise affect the obligation or right of the corporation to indemnify its directors pursuant to the provisions of this Amended and Restated Certificate of Incorporation, the by-laws of the corporation, or as may be permitted by the DGCL.

ARTICLE X
CERTAIN ARRANGEMENTS

Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholder or class of Stockholders, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all of the Stockholders or class of Stockholders, as the case may be, and also on the corporation.

ARTICLE XI
DISCLOSURE OF INTERESTS AND MANDATORY OFFERS

(a)	DEFINITIONS. In this Article XI, the following words and expressions have the meanings set forth below:

(i)	“Admission” means admission of shares of the corporation’s common stock to trading on AIM;

(ii)	“affiliate” means a person that directly, or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another person;

(iii)	“AIM” means AIM, the market operated by London Stock Exchange plc;

(iv)
“acting in concert” means actively co-operating, pursuant to an agreement, arrangement or understanding (whether written or oral), through the acquisition of securities of the corporation, to obtain or consolidate Control of the corporation;

(v)
“beneficial ownership” means, with respect to shares of capital stock of the corporation, sole or shared voting power (which includes the power to vote, or to direct the voting of, such shares of capital stock of the corporation) and/or investment power (which includes the power to dispose, or to direct the disposition of, such shares of capital stock of the corporation), whether direct or indirect, and the right to acquire any of the foregoing interests, in each case whether through any contract, arrangement, understanding, relationship, or otherwise. Shares of capital stock of the corporation may be beneficially owned by one or more persons. A person who has a right to subscribe for or convert into shares of capital stock of the corporation shall also be deemed beneficially to own such shares of capital stock and references to beneficial ownership of capital stock of the corporation shall include any beneficial ownership whatsoever in such stock including, without limitation, a right to Control directly or indirectly the exercise of any right conferred by the ownership of capital stock of the corporation, alone or in conjunction with any person, and the beneficial ownership of any person shall be deemed to include the beneficial ownership of any other person deemed to be acting in concert with such person;

(vi)
“Control” means beneficial ownership of shares of capital stock of the corporation representing 30% or more of the Voting Power (as defined below) of the corporation, whether or not such ownership holdings give de facto control;

(vii)	“Disclosure Notice” means a notice issued by the corporation requiring the disclosure of beneficial ownership of shares of capital stock of the corporation;

(viii)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(ix)	“Highest Price” has the meaning set forth in Article XI(e)(ii);

(x)	“interest” in a person means beneficial ownership of any shares of capital stock of the corporation of such person;

(xi)
“Notifiable Interest” means a beneficial ownership of a number of shares of capital stock of the corporation equal to or more than 3 per cent (3%) of the aggregate number of outstanding shares of capital stock of the corporation;

(xii)	“Offer” means a written tender offer made in accordance with Article XI(e);

(xiii)	“Offeror” has the meaning set forth in Article XI(e)(i);

(xiv)
“Offer Period” means the period from the time when an announcement is made of a proposed or possible Offer (with or without terms) until the first closing date or, if later, the date when the Offer becomes or is declared unconditional as to acceptances or lapses. An announcement that 30% or more of the Voting Power of the corporation is for sale or that the board of directors of the corporation is seeking potential offers to acquire Control of the corporation will be treated as the announcement of a possible Offer for purposes of determining the applicable Offer Period;

(xv)
“Operator” means any person who is a Stockholder of record of the corporation by virtue of its holding capital stock of the corporation as trustee or nominee on behalf of those persons who beneficially own capital stock of the corporation and have elected to hold such capital stock in dematerialized form through a depository interest;

(xvi)	“person” means any individual, firm, partnership, association, corporation, limited liability company, or other entity;

(xvii)
“public disclosure” means disclosure in a press release, announcement or other publication released through or otherwise reported or reproduced by the Dow Jones News Service, Associated Press, Reuters, Bloomberg, the regulatory news service operated by London Stock Exchange plc or comparable national or international news service or in a document filed by the corporation with London Stock Exchange plc (if the corporation’s capital stock is admitted to trading on AIM at such time) or the US Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act (if the corporation is then a U.S. Reporting corporation) or otherwise furnished to all Stockholders;

(xviii)	“U.S. Reporting corporation” means a person with a class of equity securities registered under the Exchange Act;

(xix)
“Voting Power” means all the voting power attributable to the issued and outstanding capital stock of the corporation that is currently exercisable at a meeting of Stockholders, taking into account any Voting Power Reduction then in effect; and

(xx)	“Voting Power Reduction” has the meaning set forth in Article XI(c)(iii).

(b)	EFFECT OF THIS ARTICLE. From the date of Admission, this Article XI shall be in effect; provided, however, that this Article XI shall cease to apply with immediate effect from the date that:

(i)	any shares of capital stock of the corporation become listed on a United States national securities exchange or authorized for quotation on the NASDAQ Stock Market; or

(ii)	the corporation no longer has any shares of its capital stock listed or admitted to trading on the Official List of the United Kingdom Listing Authority or on AIM, or any successor to either of them.

(c)	DISCLOSURE REQUIREMENTS.

(i)	Beneficial Ownership. For purposes of this Article XI(c), a person shall be treated as beneficially owning capital stock of the corporation:

(A)	if the person has been named in a Disclosure Notice as being a beneficial owner;

(B)
if in response to a Disclosure Notice, the person beneficially owning the capital stock of the corporation or another person appearing to beneficially own such capital stock has failed to establish the identities of those who have beneficial ownership and, taking into account the response and other relevant information, the corporation has determined that the person in question does or may beneficially own such capital stock; or

(C)	if the person holding the capital stock of the corporation is an Operator and the person in question has notified the Operator that he beneficially owns such capital stock.

(ii)
Disclosure Notice. The board of directors of the corporation may send a Disclosure Notice in writing to any person that the board of directors of the corporation determines to have or be reasonably likely to have beneficial ownership of shares of capital stock of the corporation requiring such person to identify any capital stock of the corporation that person beneficially owns and to give such further information as may be required by the board of directors of the corporation. Any Disclosure Notice may require such person to describe specifically its beneficial ownership of the capital stock of the corporation. Any information given in response to the Disclosure Notice shall be received by the Secretary of the corporation within a period of 14 days (subject to Articles XI(c)iv and XI(c)(v)) of service of the Disclosure Notice. A Disclosure Notice that has been given under this Article XI(c)(ii) shall remain in effect in accordance with its terms following a transfer of the shares of capital stock of the corporation to which it relates, unless and until the board of directors of the corporation determines otherwise and notifies the person accordingly. Where a Disclosure Notice is given to an Operator, the obligations of the Operator shall be limited to disclosing information that it records relating to a person appearing to beneficially own the capital stock of the corporation it holds.

(iii)
Failure to Comply with Article XI(c)(ii). Despite anything herein to the contrary, if a Disclosure Notice has been sent to a person and the corporation has not (subject to Articles XI(c)(iv) and XI(c)(v)) received the information required in respect of the capital stock of the corporation within a period of 14 days after service of the Disclosure Notice, then the Voting Power of such person relating to the shares of capital stock of the corporation held by such person shall automatically be reduced so that each share beneficially owned by such person has no votes per share (the “Voting Power Reduction”). The corporation shall, as soon as practicable after such Voting Power Reduction, send notice to the relevant person stating that (until such time as the board of directors of the corporation determines otherwise under Article XI(c)(iv)) such person shall be subject to the Voting Power Reduction stated in the notice with respect to the shares of capital stock of the corporation beneficially owned by such person.

(iv)
Removal of Voting Power Reduction. The board of directors of the corporation may determine that the Voting Power Reduction imposed on any holder of capital stock of the corporation shall cease to apply at any time. If the corporation receives the information required by the relevant Disclosure Notice, the board of directors of the corporation shall, within 7 days of receipt, determine that the Voting Power Reduction shall cease to apply unless the board of directors of the corporation has reason to believe the information is incorrect.

In addition, the board of directors of the corporation shall determine that the Voting Power Reduction shall cease to apply to a holder if the corporation receives an executed and, if necessary, duly stamped instrument of transfer with respect to the capital stock of the corporation of any such holder who is subject to a Voting Power Reduction, that demonstrates a sale or other transfer that the board of directors of the corporation determines to be a bona fide sale or transfer of the whole of the beneficial interest in such capital stock to a person who is not acting in concert with the person or with the person appearing to beneficially own the capital stock of the corporation. If the board of directors of the corporation makes a determination under this Article XI(c)(iv), it shall notify the transferee as soon as practicable including whether such transfer is also subject to an additional Disclosure Notice.

To the fullest extent permitted by law, neither the corporation nor the board of directors of the corporation shall be liable to any person as a result of the application of the Voting Power Reduction with respect to any capital stock of the corporation or person, or a failure to determine that the Voting Power Reduction shall cease to apply to any capital stock of the corporation or person, if the board of directors of the corporation has acted in good faith.

(v)
Exceptions. Where the capital stock of the corporation beneficially owned by any person representing less than 0.25% of the outstanding shares of the class or series of capital stock of the corporation at issue on the date on which the relevant Disclosure Notice is given, then the period of 14 days referred to in Article XI(c)(ii) shall be a period of 28 days.

(d)	NOTIFICATION REQUIREMENTS

(i)	Without prejudice to, and in addition to any obligation of disclosure or notification under DGCL, where a Stockholder either:

(A)	to his knowledge acquires a Notifiable Interest or ceases to have a Notifiable Interest; or

(B)	becomes aware that he has acquired a Notifiable Interest or that he has ceased to have a Notifiable Interest in which he was previously interested,

he shall notify the corporation of that fact within 2 days of such knowledge being acquired or such awareness being obtained.

(ii)
The obligation to disclose in Article XI(d)(i) also arises where there is an increase or decrease in the percentage level of a Stockholder’s Notifiable Interest and, for these purposes, if the percentage level is not a whole number it shall be rounded down to the next whole number.

(iii)
Any notification under Article XI(d)(i) shall identify the Stockholder so interested, the nature and extent of his interest and the date on which he acquired or ceased to hold a Notifiable Interest or on which there was an increase or decrease in the percentage level of his Notifiable Interest.

(e)	OFFER REQUIREMENTS.

(i)	Offer. Subject to the DGCL, the Exchange Act (if the corporation is a US Reporting corporation) and any applicable SEC regulations, when:

(A)
any person acquires beneficial ownership of shares of capital stock of the corporation, whether such ownership was acquired in one transaction or a series of transactions, that (taken together with shares of capital stock of the corporation beneficially owned, held or acquired by persons acting in concert with such person) represents at the time of, and including such acquisition, at least 30% of the Voting Power;

(B)
any person who beneficially owns (taken together with shares of capital stock of the corporation beneficially owned, held or acquired by persons acting in concert with such person) at least 30% but less than 50% of the Voting Power acquires or any person acting in concert with him acquires additional shares of capital stock of the corporation then such person and any person acting in concert with such person (each such person referred to as “the Offeror”) shall extend an Offer, in accordance with this Article XI(e), to the holders of all issued and outstanding capital stock of the corporation; provided, however, that the obligation to make an Offer pursuant to this Article XI(e) shall not apply to (i) any underwriter or (ii) any person(s) in relation to whom the obligation to make an Offer pursuant to this Article XI(e) would not have arisen but for the exercise by any such person of an entitlement to acquire shares of capital stock of the corporation pursuant to an option or warrant granted to such person by the corporation prior to the effective date of this Amended and Re-stated Certificate of Incorporation or pursuant to an option or warrant granted to such person by the corporation after the effective date of this Amended and Re-stated Certificate of Incorporation pursuant to a pre-existing contractual commitment of the corporation to issue such warrant or option. Such Offer must be conditional only upon the Offeror having received acceptances in respect of shares of capital stock of the corporation that, together with all of the shares of capital stock of the corporation beneficially owned by such Offeror or any person acting in concert with it, will result in the Offeror and any person acting in concert with it beneficially owning shares of capital stock of the corporation representing more than 50% of the Voting Power.

The grant of an option to acquire existing issued shares of capital stock of the corporation will be deemed to constitute the acquisition by the grantee of the option of securities giving rise to the obligation to make an Offer under this Article XI(e) where the relationship and arrangements between the parties concerned is such that effective Control of the shares of capital stock of the corporation has passed to the grantee of the option.

(ii)
Form of Offer. An Offer must be made in writing and publicly disclosed, must be open for acceptance for a period of not less than 30 days and, if the Offer is made conditional as to acceptances and becomes or is declared unconditional as to acceptances, must remain open for not less than 14 days after the date on which it would otherwise have expired. An Offer must, in respect of each class or series of capital stock of the corporation, be in cash or be accompanied by a cash alternative at a value not less than the highest price (as computed in accordance with Article XI(e)(iii) paid by the Offeror for shares of that class or series during the Offer Period and within 12 months prior to its commencement (the “Highest Price”). The Highest Price shall be determined by the board of directors of the corporation or any advisor retained by the board of directors of the corporation for such purpose; provided, however, that the board of directors of the corporation or any advisor retained by the board of directors of the corporation shall adhere to the guidelines set forth in Article XI(e)(iii).

(iii)
Calculation of Highest Price. When capital stock of the corporation has been acquired for consideration other than cash in a transaction giving rise to an obligation to make an Offer under Article XI(e), the Offer must nevertheless be in cash or be accompanied by a cash alternative of at least equal value, which value must be determined by an independent valuation. In calculating the Highest Price, stamp duty and broker’s commission, if any, shall be excluded.

(A)
Listed Securities. If capital stock of the corporation has been acquired in exchange for listed securities in a transaction giving rise to an obligation to make an Offer under Article XI(e), the Highest Price will be established by reference to the middle market price of such listed securities on the applicable market on the date of such acquisition.

(B)
Conversion, Warrants, Options or Other Subscription Rights. If capital stock of the corporation is admitted to trading on AIM and has been acquired by the conversion or exercise (as applicable) of convertible securities, warrants, options or other subscription rights, the Highest Price shall be established by reference to the middle market price of such capital stock on the London Stock Exchange at the close of business on the day on which the relevant exercise or conversion notice was submitted provided that if the convertible securities, warrants, options or subscription rights were acquired more than 12 months after the commencement of the Offer Period, they will be treated as if they were purchases of the underlying capital stock of the corporation at a price equal to the sum of the purchase price of such convertible securities, warrants, options or other subscription rights plus the relevant conversion or exercise price paid (or if such convertible securities, warrants, options or other subscription rights have not yet been converted or exercised, the maximum conversion or exercise price payable under the relevant conversion or exercise terms).

(iv)
Redemption. If an Offeror shall fail to comply with Article XI(e), or shall fail to comply with such Offeror’s obligations under the Offer, all of the shares of capital stock of the corporation held by such Offeror shall be subject to redemption by the corporation, to the extent of funds legally available therefor, for a price per share (the “Redemption Price”) equal to the par value of the shares of capital stock of the corporation to be so redeemed (the “Imposed Redemption”).

(A)
Notice. At least ten (10) but no more than sixty (60) days prior to the date fixed for any redemption of the shares of capital stock of the corporation held by an Offeror described in Article XI(e)(iv) (the “Redemption Date”), notice shall be mailed, first class, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares to be redeemed, at the address last shown on the records of the corporation for such holder or given by the holder to the corporation for the purpose of notice, or if no such address appears or is given, at the place where the principal executive office of the corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided below, on or after the Redemption Date, each holder of shares to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(B)
Effect of Redemption. From and after the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of the holders of such shares of capital stock in the corporation as holders of such shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption on any Redemption Date are insufficient to redeem the total number of shares of capital stock of the corporation to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of capital stock of the corporation not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein, and the holder thereof shall continue to be subject to any Voting Power Reduction then in effect with respect to the shares of capital stock of the corporation of such holder. At any time thereafter when additional funds of the corporation are legally available for the redemption of such remaining shares, such funds will immediately be used to redeem the balance of the shares of capital stock of the corporation that are subject to the redemption but have not been redeemed.

(v)
Voting Power Reduction. Until such time as the corporation has exercised the Imposed Redemption right, the Offeror shall be subject to the Voting Power Reduction with respect to the shares of capital stock of the corporation held thereby described in Article XI(e)(iv). In addition, until public disclosure of an Offer has been made, an Offeror shall be subject to the Voting Power Reduction.

(vi)
Stockholder Waiver of Offer Obligation. If an issue of new securities by the corporation or the acquisition of beneficial ownership of shares of capital stock of the corporation by any person (either alone or taken together with shares of capital stock of the corporation beneficially owned, held or acquired by persons acting in concert with such person) would otherwise result in an obligation to make an Offer under Article XI(e), the obligation may be waived by the holders of a majority of the Voting Power of the corporation not affiliated or acting in concert with the proposed recipient of the new securities or the person making such acquisition.

(vii)
Waiver by the corporation. The Imposed Redemption may be waived, at the discretion of the board of directors of the corporation, when (i) the capital stock of the corporation subject to such Imposed Redemption is proved, to the reasonable satisfaction of the board of directors of the corporation, to have been sold to a new beneficial owner that is not affiliated or acting in concert with the Offeror, or (ii) the provisions of this Article XI(e) relating to the Offer or, as the case may be, the Offeror’s obligations under the Offer, have been complied with in full.

(f)
SEVERABILITY. If any term or provision in this Article XI shall be in violation of any applicable law or public policy, then this Article XI shall be deemed to include such provision only to the fullest extent that it is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision were not contained herein; if this Article XI shall be in violation of any applicable law or public policy in its entirety, then this Amended and Restated Certificate of Incorporation shall be deemed not to include the provisions of this Article XI.

(g)
INTERPRETATION. To the fullest extent permitted by law, the board of directors of the corporation shall have the exclusive power and authority to administer and interpret the provisions of this Article XI and to exercise all rights and powers specifically granted to the board of directors of the corporation or the corporation or as may be necessary or advisable in the administration of this Article XI, and all such actions, calculations, determinations and interpretations which are done or made by the board of directors of the corporation in good faith shall be final, conclusive and binding on the corporation and the beneficial and record owners of the capital stock of the corporation and shall not subject the board of directors of the corporation to any liability.

ARTICLE XII
PREEMPTIVE RIGHTS

(a)
EFFECT OF THIS ARTICLE.  From the date of Admission (as defined in Article XI(a)), this Article XII shall be in effect; provided, however, that this Article XII shall cease to apply with immediate effect from the date that:

(i)	any shares of capital stock of the corporation become listed on a United States national securities exchange or authorized for quotation on the NASDAQ Stock Market; or

(ii)
the corporation no longer has any shares of its capital stock of the corporation admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange’s market for listed securities or admitted to trading on AIM, or any successor to either of them.

(b)
PREEMPTIVE RIGHTS:  Unless otherwise approved by the affirmative vote of the holders of at least seventy-five per cent. (75%) of the outstanding capital stock of the corporation entitled to vote and whose votes are cast in relation to the resolution disapplying this Article, the corporation shall not allot or issue shares of capital stock of the corporation or any other shares or securities convertible into shares of capital stock of the corporation or any warrants or options to purchase shares or securities convertible into shares to any person for cash unless it shall first have made an offer to each holder of capital stock of the corporation to sell to him on the same or more favorable terms a proportion of those shares, securities, options or warrants which is as nearly as practical equal to the proportion that the par value of shares held by him bears to the aggregate par value of the then outstanding shares of capital stock of the corporation (subject to such exclusions as the board of directors of the corporation may deem expedient or necessary to deal with fractional entitlements or legal or practical problems under any applicable law or regulation), provided, however, that these pre-emption rights shall not apply with respect to:

(i)	the placing and/or sale for cash of any shares of capital stock of the corporation in connection and simultaneous with Admission;

(ii)
the sale for cash of any of shares of capital stock of the corporation in the period of 12 months following the date of Admission (as defined in Article XI(a)(i) above) which, when aggregated with all other such sales in such 12 month period (excluding the sales referenced in clause (i) above), do not exceed thirty per cent. (30%) of the outstanding capital stock of the corporation as of the date of Admission;

(iii)
from and after the first anniversary of the date of Admission, the sale for cash of any of shares of capital stock of the corporation in any 12 month period which, when aggregated with all other such sales in the relevant 12 month period, do not exceed 10 per cent. (10%) of the outstanding capital stock of the corporation as of the first day of the relevant 12 month period;

(iv)
options or shares granted to employees, officers, directors, consultants, contractors or advisers under, and the issuance of shares pursuant to benefits granted under, any stock option or incentive plan heretofore or hereafter adopted by the corporation or any exercise thereof;

(v)
shares issued upon exercise of any options or warrants granted prior the effective date of this Amended and Restated Certificate of Incorporation or warrants otherwise granted in connection with business transactions of the corporation in the ordinary course (including, without limitation, to financial institutions, vendors and research and development joint venture partners);

(vi)	shares issued as a dividend or distribution payable in shares of capital stock of the corporation offered pro rata to all Stockholders;

(vii)	shares issued upon any subdivision or combination or reclassification of Common Shares; and

(viii)
shares of capital stock of the corporation issued for or in connection with the purchase or acquisition of the stock, business or assets of one or more other persons, or in connection with a merger of the corporation with or into one or more other persons or any similar business combination or acquisition.

Dated as of:      December 3, 2007

MEDGENlCS, INC.

By:	/s/ Andrew L. Pearlman
Name:	Andrew L. Pearlman
Title:	President